Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 27 March 2015, relating to the consolidated financial statements of Santander UK Group Holdings plc as at 31 December 2014 and 2013 and for the years ended 31 December 2014, 2013 and 2012 appearing in the Registration statement on Form 20-F, filed with the Commission on August 10, 2015, as amended on September 8, 2015 (SEC File No. 000-55494) of Santander UK Group Holdings Plc.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such registration statement.

/s/ Deloitte LLP
Deloitte LLP

London, United Kingdom

9 October 2015